Exhibit 99.1

For further information contact Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Regains NYSE Listing Standards Compliance

Natchez, MS (April 26, 2010)—Callon Petroleum Company (NYSE: CPE) today reported it has  received notice from the New York Stock Exchange that the company has regained full compliance with the Exchange’s continued listing standards.

On March 20, 2009, the Company announced that it had received notice from the NYSE that due to the decline in its stock price and market capitalization, the company was “below criteria” for listing on the NYSE.

“We are very pleased that we were able to regain compliance approximately five months ahead of our plan,” explains Fred Callon, Chairman and CEO.  “The increase in shareholder value is the result of our significantly improved balance sheet and our recent acquisitions and announced drilling activity in the Permian Basin.”

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review.  It can be accessed from the “News Releases” link on the left side of the homepage.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.